Exhibit 3.2
LIMITED LIABILITY COMPANY AGREEMENT
OF
ASSOCIATED MATERIALS, LLC
This Limited Liability Company Agreement (this “Agreement”) of Associated Materials, LLC (the “Company”) is entered into and effective on the 28th day of December, 2007, by Associated Materials Holdings, LLC, a Delaware limited liability company, as member (the “Member”).
WHEREAS, the Company resulted from the conversion of Associated Materials Inc. from a Delaware corporation to a Delaware limited liability company pursuant to the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion (the “Certificate of Conversion”) and a Certificate of Formation (the “Certificate of Formation”) effective at 4:01 p.m. (Delaware time) on December 28, 2007, pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and
WHEREAS, the Member desires to participate in the Company for the purpose described herein;
NOW THEREFORE, the Member, by execution of this Agreement, does hereby adopt this Agreement as the limited liability company agreement of the Company upon the following terms and conditions.
1. Name. The name of the limited liability company is “Associated Materials, LLC” or such name as the Member may from time to time hereafter designate, and its business shall be carried on in such name with such variations and changes as the Member shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.
2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful business, purpose, act or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act, by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary, desirable, convenient or incidental to the conduct, promotion or attainment of the business purposes or activities of the Company.
3. Filings. On or before execution of this Agreement, an authorized person, within the meaning of the Act, has executed, delivered and filed the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware. The Member hereby ratifies and approves such filing of the Certificate of Conversion and the Certificate of Formation with the Secretary of State of the State of Delaware. The Member is hereby designated as an “authorized person” within the meaning of the Act, and may further designate additional or alternative “authorized persons” within the meaning of the Act. The Member and any other “authorized person” shall each have the right, power and authority, acting alone, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates (and any amendments and/or restatements thereof) required or permitted by the Act to be filed with the office of the Secretary of State of the State of Delaware or required or permitted to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
4. Registered Office; Offices. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of Newcastle, Delaware 19801. The Company may also have offices at such other places, within or without the State of Delaware, as the Member may from time to time determine.
5. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of Newcastle, Delaware 19801.

6. Term. Subject to the provisions of Section 12 below, the term of the Company shall be perpetual.
7. Fiscal Year. The fiscal year of the Company (the “fiscal year”) shall be the calendar year, or in the case of the Company’s last fiscal year, the fraction thereof ending on the date the Company is dissolved as provided in Section 12, or as fixed by the Member.
8. Member. The Member is hereby admitted as the sole member of the Company simultaneously with its execution of a counterpart signature page to this Agreement. The name of the Member is as set forth above in the preamble to this Agreement.
9. Management and Control. The Company shall be managed exclusively by the Member. The Member shall have the right, power, authority and discretion acting alone to conduct the business and affairs of the Company to take any and all actions (including, without limitation, executing, delivering and performing on behalf of the Company any and all agreements, instruments, certificates or other documents) and do any and all things necessary, desirable, convenient or incidental to carry on the business and purposes of the Company, including, without limitation, (i) to incur debt on behalf of the Company, (ii) to acquire or sell any assets of the Company, (iii) to provide indemnities or guaranties in the name and on behalf of the Company, (iv) to enter into, perform and carry out agreements, instruments, guaranties, indemnities and contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Company, necessary to, in connection with, convenient to or incidental to the accomplishment of the purposes of the Company, (v) to take any and all actions necessary, desirable, convenient or incidental for the purpose of carrying out or exercising any of the powers of the Company and (vi) to take any and all other actions the Member deems necessary, desirable, convenient or incidental for the furtherance of the objects and purposes of the Company, and shall have and may exercise all of the powers and rights conferred upon a manager of a limited liability company formed pursuant to the Act. The Member may from time to time delegate to one or more persons such authority as the Member may deem advisable and may elect one or more persons as a chairman, chief executive officer, president, vice president, secretary, treasurer, managing director, chief financial officer, assistant secretary, assistant treasurer or any other title of an officer of the Company, as determined by the Member, to act on behalf of the Company with respect to any matter or matters delegated to such person by the Member. No such delegee or officer need be a resident of the State of Delaware.
10. Merger. Notwithstanding any other provision of this Agreement or the Act to the contrary, the Company may merge with, or consolidate into, another limited liability company or other business entity (as defined in Section 18-209(a) of the Act) upon the sole approval of the Member, and without any further act, vote or approval of any director, any other member or any other person.
11. Exculpation and Indemnification. No Member or officer or other authorized agent of the Company shall be liable to the Company, or any other person or entity who has an interest in the Company, for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that such person shall be liable for any such loss, damage or claim incurred by reason of such person’s willful misfeasance or bad faith. In the event that the Member, or any of its direct or indirect members, partners, directors, managing directors, officers, stockholders, employees, agents, affiliates or controlling persons, or any officer of the Company (collectively, the “Indemnified Persons,” and each an “Indemnified Person”), becomes involved, in any capacity, in any threatened, pending or completed, action, suit proceeding or investigation, in connection with any matter arising out of or relating to the Company’s business or affairs, to the fullest extent permitted by applicable law, any legal and other expenses (including the cost of any investigation and reparation) incurred by such Indemnified Person in connection therewith shall, from time to time, be advanced by the Company prior to the final disposition of such action, suit, proceeding or investigation upon receipt by the Company of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company in connection with such action, suit proceeding or investigation as provided in the exception contained in the next succeeding sentence. To the fullest extent permitted by law, the Company also will indemnify and hold harmless an Indemnified Person against any losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (collectively, “Costs”), to which such an Indemnified Person may become subject in connection with any matter arising out of or in connection with the Company’s business or affairs, except to the extent that any such Costs result solely from the willful misfeasance or bad faith of such Indemnified Person. If for any reason (other than the willful misfeasance or bad faith of such Indemnified Person) the foregoing indemnification is unavailable to such Indemnified Person, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Costs in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have to any Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person. The reimbursement, indemnity and contribution obligations of the Company under this Section shall be limited to the Company’s assets, and no Member shall have any personal liability on account thereof. The foregoing provisions shall survive any termination of this Agreement.
12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member; (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or (c) at any time that there are no members of the Company, unless the Company is continued in accordance with the Act.
The bankruptcy (as defined in Section 18-101(1) and 18-304 of the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.
In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in such manner, and in such order of priority, as determined by the Member, subject to any requirements of the Act.
13. Treatment for Tax Purposes. It is the intention of the Member that the Company be treated as an entity disregarded from its owner for federal, state and local income tax purposes. The Member is authorized to make all elections for tax or other purposes as it may deem necessary or appropriate.
14. Capital Contributions. Without creating any rights in favor of any third party, the Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
15. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.
16. Assignments. The Member may transfer or assign, in whole or in part, its limited liability company interest. Any assignee of the Member’s limited liability company interest shall only become a member of the Company upon the consent of the Member.
17. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.
18. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
19. Limited Liability Company. The Member intends to form a limited liability company and does not intend to form a partnership under the laws of the State of Delaware or any other laws. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
20. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member regarding this Agreement. Otherwise, any invalid or unenforceable provision shall be replaced with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.
21. No Third Party Beneficiaries. The right or obligation of the Member to call for any capital contribution or to make a capital contribution or otherwise to do, perform, satisfy or discharge any liability or obligation of the Member hereunder, or to pursue any other right or remedy hereunder or at law or in equity, shall not confer any right or claim upon or otherwise inure to the benefit of any creditor or other third party having dealings with the Company; it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the Member and its successors and assigns except as may be otherwise agreed to by the Company in writing with the prior written approval of the Member.
22. Governing Law. This Agreement, its enforcement and any disputes arising out of it shall be governed by, and construed in accordance with, the laws of the State of Delaware, all rights and remedies being governed by said law, without regard to principles of conflict of laws.
IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first above written. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date hereof.

MEMBER: ASSOCIATED MATERIALS HOLDINGS, LLC
By:	/s/ CYNTHIA L. SOBE
Cynthia L. Sobe
Vice President